EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

US-Nobel Primary Education Development Int’l, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated October 8, 2014, with respect to the financial statements of  US-Nobel Primary Education Development Int’l, Inc. in its registration statement Form S-1/A relating to the registration of 49,900,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

St. Louis Park, MN

November 14, 2014

1660 Highway 100 South

Suite 500

St. Louis Park, MN  55416

630.277.2330